Exhibit (g)

INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

North Haven Private Assets Fund

This INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT (the “Agreement”) is made this 12th day of February, 2025, by and between North Haven Private Assets Fund (the “Fund”) and Morgan Stanley AIP GP LP (the “Adviser”).

WHEREAS, the Fund is a Delaware statutory trust registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended;

WHEREAS, the Fund wishes to retain the Adviser to provide investment advisory and management services to the Fund; and

WHEREAS, the Adviser is willing to furnish such services on the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed as follows:

1.

The Fund hereby appoints the Adviser to act as investment adviser of the Fund for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.

The Fund shall at all times keep the Adviser fully informed with regard to the securities owned by it, its funds available, or to become available, for investment, and generally as to the condition of its affairs. It shall furnish the Adviser with such other documents and information with regard to its affairs as the Adviser may from time to time reasonably request.

3.

a.

Subject to the supervision of the Fund’s Board of Trustees (the “Board”), the Adviser shall regularly provide the Fund with investment research, advice, management and supervision and shall furnish a continuous investment program for the Fund’s portfolio of securities and other investments consistent with the Fund’s investment objectives, policies and restrictions, as stated in the Fund’s current Prospectus and Statement of Additional Information, and in accordance with any exemptive orders issued by the Securities and Exchange Commission (“SEC”) applicable to the Fund and any SEC staff no-action letters applicable to the Fund. The Adviser shall determine from time to time what securities and other investments will be purchased (including, as permitted in accordance with this paragraph, unregistered investment funds, holding vehicles or other investment vehicles (“Portfolio Funds”), and direct or indirect (through special purpose vehicles or other entities) in equity or debt securities of portfolio companies, swap agreements, options, forwards, futures or other derivatives), retained, sold or exchanged by the Fund and what portion of the assets of the Fund’s portfolio will be held in the various securities and other investments in which the Fund invests, and shall implement those decisions, all subject to the provisions of the Fund’s Agreement and Declaration of Trust and By-Laws (collectively, the “Governing Documents”), the 1940 Act, and the applicable rules and regulations promulgated thereunder by the SEC and interpretive guidance issued thereunder by the SEC staff and any other applicable federal and state law, as well as the investment objectives, policies and restrictions of the Fund and any exemptive orders and SEC staff no-action letters applicable to the Fund referred to above, and any other specific policies adopted by the Board and disclosed to the Adviser. The Adviser is authorized as the agent of the Fund to give instructions to the custodian of the Fund and any sub-custodian or prime broker or other intermediary as to deliveries of securities and other investments and payments of cash in respect of transactions or cash margin calls or unfunded commitments for the account of the Fund. Subject to applicable provisions of the 1940 Act and direction from the Board, the investment program to be provided hereunder may entail the investment of all or substantially all of the assets of the Fund in one or more investment companies or issuers that do not meet, or are excepted from, the definition of investment company under the 1940 Act. The Adviser will place orders pursuant to its investment determinations for the Fund either directly with the issuer, seller or with any broker or dealer, foreign currency dealer, futures commission merchant, counterparty or others selected by it. In connection with the selection of such brokers or dealers and the placing of such orders, subject to applicable law, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to the Fund and/or the other accounts over which the Adviser or its affiliates exercise investment discretion. The Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund, which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities that the Adviser and its affiliates have with respect to accounts over which they exercise investment discretion. The Board may adopt policies and procedures that modify and restrict the Adviser’s authority regarding the execution of the Fund’s portfolio transactions provided herein. The Adviser shall also provide advice and recommendations with respect to other aspects of the business and affairs of the Fund, shall exercise voting rights, rights to consent to corporate action and any other rights pertaining to the Fund’s portfolio securities subject to such direction as the Board may provide, and shall perform such other functions of investment management and supervision as may be directed by the Board and agreed to by the Adviser. The Adviser may execute on behalf of the Fund certain agreements, instruments and documents in connection with the services performed by it under this Agreement. These may include, without limitation, purchase and sale agreements for Portfolio Fund interests and other assets, transfer agreements, brokerage agreements, clearing agreements, account documentation, futures and option agreements, swap agreements, other investment related agreements, and any other agreements, documents or instruments the Adviser believes are appropriate or desirable in performing its duties under this Agreement.

b.

Subject to the direction and control of the Board, the Adviser shall perform or cause to be performed such investment management services as may from time to time be reasonably requested by the Fund as necessary for the operation of the Fund. The Adviser will act as the Fund’s liaison with administrators, subadministrators, custodians, depositories, transfer agents, pricing agents, dividend disbursing agents, financial intermediaries, other shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons as may reasonably be requested by the Trustees of the Fund. Notwithstanding the foregoing, the Adviser shall not be deemed to have assumed any duties with respect to, and shall not be responsible for, the distribution of the shares of any Fund, nor shall the Adviser be deemed to have assumed or have any responsibility with respect to functions specifically assumed by any transfer agent, fund accounting agent, custodian, shareholder servicing agent or other agent, in each case employed by the Fund to perform such functions.

c.

The Fund hereby authorizes any entity or person associated with the Adviser, which is a member of a national securities exchange, to effect any transaction on the exchange for the account of the Fund which is permitted by Section 11(a) of the Exchange Act and Rule 11a2-2(T) thereunder, and the Fund hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv).

4.

Subject to the Board’s approval, at the expense of the Adviser and to the extent permitted by any exemptive orders or SEC staff no-action letters applicable to the Fund, the Adviser or the Fund may enter into contracts with one or more investment subadvisers, including without limitation, affiliates of the Adviser, in which the Adviser delegates to such investment subadvisers any or all its duties specified hereunder, on such terms as the Adviser will determine to be necessary, desirable or appropriate, provided that in each case the Adviser shall supervise the activities of each such subadviser and further provided that such contracts impose on any investment subadviser bound thereby all the conditions to which the Adviser is subject hereunder and that such contracts are entered into in accordance with and meet all applicable requirements of the 1940 Act.

5.

a.

The Adviser shall oversee the maintenance of all books and records with respect to the Fund’s securities transactions and the keeping of the Fund’s books of account in accordance with all applicable federal and state laws and regulations. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser hereby agrees that any records that it maintains for the Fund are the property of the Fund, and further agrees to surrender promptly to the Fund any of such records upon the Fund’s request. The Adviser further agrees to arrange for the preservation of the records required to be maintained by Rule 31a-1 under the 1940 Act for the periods prescribed by Rule 31a-2 under the 1940 Act. The Adviser shall authorize and permit any of its directors, officers and employees, who may be elected as Board members or officers of the Fund, to serve in the capacities in which they are elected.

b.

All investment professionals of the Adviser and its staff, when and to the extent engaged in providing investment advisory services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, will be provided and paid for by the Adviser and not by the Fund, except as otherwise permitted within the Prospectus or herein. The Fund will bear all other expenses to be incurred in its operation (including to the extent such operations are performed by the Adviser or its affiliates), including, without limitation, advisory fees; incentive fees; distribution fees; fees for administrative services; servicing fees; interest; taxes; governmental fees; voluntary assessments and other expenses incurred in connection with membership in investment company organizations; organization costs of the Fund; the cost (including brokerage commissions, transaction fees or charges, if any) in connection with the purchase or sale of the Fund’s securities and other investments and any losses in connection therewith; fees and expenses of custodians, transfer agents, financial intermediaries, registrars, independent pricing vendors or other agents; acquisition or disposition fees; professional fees relating to investments, including expenses of consultants, investment bankers, attorneys, accountants and other experts; fees and expenses relating to software tools, programs or other technology (including risk management software, fees to risk management services providers, third-party software licensing, implementation, data management and recovery services and custom development costs); research and market data (including news and quotation equipment and services, and any computer hardware and connectivity hardware (e.g., telephone and fiber optic lines) incorporated into the cost of obtaining such research and market data); taxes; legal expenses (including in connection with investment activities); loan commitment fees; expenses relating to share certificates; expenses relating to the issuing and redemption or repurchase of the Fund’s shares and servicing shareholder accounts; any costs and expenses associated with or related to due diligence performed with respect to the Fund’s offering of its shares, including but not limited to costs associated with or related to due diligence activities performed by, on behalf of, or for the benefit of broker-dealers, registered investment advisers, and third-party due diligence providers expenses of registering and qualifying the Fund’s shares for sale under applicable federal and state law; expenses of preparing, setting in print, printing, mailing and distributing prospectuses and statements of additional information and any supplements thereto, reports, proxy statements, notices and dividends to the Fund’s shareholders; costs of stationery; website costs; fees and expenses of Trustees not also serving in an officer capacity for the Fund or the Adviser; costs of meetings of the Board or any committee thereof, meetings of shareholders and other meetings of the Fund; Board fees; audit fees; travel expenses of officers, members of the Board and employees of the Fund, if any; costs associated with reporting and compliance obligations under the 1940 Act and applicable federal and state securities laws, including compliance with The Sarbanes-Oxley Act of 2002; and

the Fund’s pro rata portion of premiums on any fidelity bond and other insurance covering the Fund and its officers, Board members and employees; litigation, arbitration, mediation, or government investigation expenses and any non-recurring or extraordinary expenses as may arise, including, without limitation, those relating to actions, suits or proceedings to which the Fund is a party and the legal obligation which the Fund may have to indemnify the Fund’s Board members and officers with respect thereto; expenses of the administration of the Fund, including negotiation of contracts and fees with, and the monitoring of performance and billings of, the Fund’s transfer agent, shareholder servicing agents, custodian and other independent contractors or agents; compliance, fund accounting, regulatory reporting, and tax reporting services; expenses related to the engagement of any third-party professionals, consultants, experts or specialists hired to perform work in respect of the Fund; all other expenses incurred by the Fund in connection with administering the Fund’s business, including the Fund’s allocable portion of the cost of the Fund’s chief compliance officer, treasurer, secretary, investor relations personnel and their respective staffs; and such non-recurring or extraordinary expenses as may arise, including those relating to actions, suits or proceedings to which the Fund is a party and legal obligations that the Fund may have to indemnify the Fund’s trustees, officers and/or employees or agents with respect to these actions, suits or proceedings. It also is understood that if the Adviser or any of its affiliates provide accounting services to the Fund, the Fund will reimburse the Adviser and its affiliates for their costs in providing such accounting services to the Fund.

For the avoidance of doubt, it also is understood and agreed that if persons associated with the Adviser or any of its affiliates, including persons who are officers of the Fund, provide accounting, legal, clerical, compliance or administrative services and similar oversight services to the Fund at the request of the Fund, the Fund may reimburse the Adviser and its affiliates for their costs in providing such accounting, legal, clerical, compliance or administrative services and similar oversight services to the Fund (which costs may include an allocation of overhead including rent and the allocable portion of the salaries and benefits of the relevant persons and their respective staffs, including travel expenses). Nothing contained herein shall be construed to restrict the Fund’s right to hire its own employees or to contract for services to be performed by third parties.

6.

No member of the Board, officer or employee of the Fund shall receive from the Fund any salary or other compensation as such member of the Board, officer or employee while he is at the same time a director, officer, or employee of the Adviser or any affiliated company of the Adviser, except as the Board may decide. This paragraph shall not apply to Board members, executive committee members, consultants and other persons who are not regular members of the Adviser’s or any affiliated company’s staff.

7.	Compensation

a.	In consideration of the services provided by the Adviser under this Agreement, the Fund will pay the Adviser an advisory fee (the “Advisory Fee”) as indicated on Schedule A.

b.	In addition, the Adviser shall be entitled to an incentive fee if certain returns are achieved (the “Incentive Fee”) as described on Schedule A.

c.

The Advisory Fee and Incentive Fee, if any, shall be paid as described on Schedule A. For purposes of determining the Advisory Fee and Incentive Fee payable to the Adviser, the Fund’s net asset value will be calculated prior to the inclusion of any amounts of the Advisory Fee and any Incentive Fee payable to the Adviser or to any purchases or repurchases of shares of the Fund or any distributions by the Fund.

d.

For the purpose of determining fees payable to the Adviser under this Section 7, the value of the Fund’s assets will be computed at the times and in the manner specified in the Registration Statement, and on days on which the value of Fund assets are not so determined, the asset value computation to be used will be as determined on the immediately preceding day on which the assets were determined. Furthermore, fees payable to the Adviser under this Section 7 will be earned and attributed to each class of the Fund’s shares based on the net asset value and net profits of the Fund attributable to each such class of shares and in accordance with U.S. Generally Accepted Accounting Principles applicable to the Fund.

e.

The Fund shall make any payments due hereunder to the Adviser or, if the Adviser directs, to an entity the Adviser controls, is controlled by the Adviser or with which the Adviser is under common control (including any sub-adviser of the Fund). Subject to the requirements of the 1940 Act and any applicable exemptive relief from the SEC, the Adviser may elect to receive all or a portion of the Advisory Fee and/or Incentive Fee in common shares of the Fund (the “Shares”) in lieu of cash as follows:

i.

At the beginning of each fee calculation period, the Adviser will notify the Fund of its election to receive any Advisory Fees or Incentive Fees for such payment period in cash, Shares or a combination of cash and Shares.

ii.

The number of Shares that the Adviser will receive will be equal to the quotient of (x) the sum of the cash value of Advisory Fees and Incentive Fees elected by the Adviser for payment in Shares and (y) the greater of (i) the then-current net asset value per Share of the applicable Share class when such fees become due and (ii) the then-current offering price of the applicable class of Shares when such fees become due.

8.

The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder, in good faith, and shall not be liable for any error of judgment or mistake of law, or for any loss arising out of any investment or for any act or omission in the execution of securities transactions for the Fund, provided that nothing in this Agreement shall protect the Adviser against any liability to the Fund to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder. As used in this Section 8, the term “Adviser” shall include any affiliates of the Adviser performing services for the Fund contemplated hereby and the partners, shareholders, directors, officers and employees of the Adviser and such affiliates.

9.

Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Adviser who may also be a Board member, officer, or employee of the Fund, to engage in any other business or to devote his time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Adviser to engage in any other business or to render services of any kind, including investment advisory and management services, to any other fund, firm, individual or association. If the purchase or sale of securities or other assets consistent with the investment policies of the Fund or one or more other accounts of the Adviser is considered at or about the same time, transactions in such securities or other assets will be allocated among the accounts in accordance with the Adviser’s allocation policy. Such transactions may be combined, in accordance with applicable laws and regulations, and consistent with the Adviser’s policies and procedures as presented to the Board from time to time.

10.

On occasions when the Adviser deems the purchase or sale of a security or other financial instrument to be in the best interest of the Fund, as well as other funds or accounts managed by the Adviser or its affiliates (“Morgan Stanley-advised funds”), the Adviser is authorized, but not required, to aggregate purchase and sale orders for securities or other financial instruments held (or to be held) by the Fund with similar orders being made on the same day for other Morgan Stanley-advised funds to the extent permitted by the 1940 Act. When an order is so aggregated, the Adviser may allocate the recommendations or transactions among all accounts and portfolios for whom the recommendation is made or transaction is effected. The Adviser will endeavor to allocate investment opportunities in accordance with its allocation policy and taking into account all relevant facts and circumstances as determined by the Adviser in its discretion, including (without limitation): (i) differences with respect to available capital, (ii) differences with respect to investment objectives or current investment strategies, (iii) differences in risk profile at the time the opportunity becomes available, (iv) the potential transaction and other costs of allocating an opportunity among the Morgan Stanley-advised funds, (v) potential conflicts of interests, (vi) the nature of the investment or transaction, (vii) current and anticipated market and general economic conditions and (viii) existing and prior positions in such investment opportunity. The Adviser and the Fund recognize that in some cases this procedure may adversely affect the size of the position obtainable for the Fund.

11.

For the purposes of this Agreement, the Fund’s “net assets” shall be determined as provided in the Fund’s then-current Prospectus and Statement of Additional Information and the terms “assignment,” “interested person,” and “majority of the outstanding voting securities” shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, regulation or order.

12.

This Agreement will become effective with respect to the Fund on the date set forth below the Fund’s name on Schedule A, provided that it shall have been approved in accordance with the requirements of the 1940 Act (as modified by any applicable exemptive relief or as interpreted by the SEC or its staff) and, unless sooner terminated as provided herein, will continue in effect until the second anniversary of the date of effectiveness. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Fund, so long as such continuance is specifically approved at least annually in the manner required by the 1940 Act (as modified by any applicable exemptive relief or as interpreted by the SEC or its staff).

13.

This Agreement is terminable with respect to the Fund without penalty by the Board or by vote of a majority of the outstanding voting securities of the Fund, in each case on not more than 60 days’ nor less than 30 days’ written notice to the Adviser, or by the Adviser upon not less than 60 days’ written notice to the Fund, and will be terminated upon the mutual written consent of the Adviser and the Fund. This Agreement shall terminate automatically in the event of its assignment by the Adviser and shall not be assignable by the Fund without the consent of the Adviser.

14.

The Adviser agrees that for services rendered to the Fund, or for any claim by it in connection with services rendered to the Fund, it shall look only to assets of the Fund for satisfaction. The undersigned officer of the Fund has executed this Agreement not individually, but as an officer under the Fund’s Agreement and Declaration of Trust and the obligations of this Agreement are not binding upon any of the Trustees, officers or shareholders of the Fund individually.

15.

The parties agree that the name of the Adviser, the names of any affiliates of the Adviser and any derivative or logo or trademark or service mark or trade name are the valuable property of the Adviser and its affiliates. The Adviser hereby agrees to grant a license to the Fund for use of its name in the name of the Fund for the term of this Agreement and such license shall terminate upon termination of this Agreement. If the Fund makes any unauthorized use of the Adviser’s names, derivatives, logos, trademarks, or service marks or trade names, the parties acknowledge that the Adviser shall suffer irreparable harm for which monetary damages may be inadequate and thus, the Adviser shall be entitled to injunctive relief, as well as any other remedy available under law.

16.

Trustees, agents and interest holders of the Fund are or may be interested in the Adviser (or any successor thereof) as members, managers, officers, or interest holders, or otherwise; members, managers, officers, agents, and interest holders of the Adviser are or may be interested in the Fund as Trustees, interest holders or otherwise; and the Adviser (or any successor) is or may be interested in the Fund as an interest holder or otherwise. In addition, brokerage transactions for the Fund may be effected through affiliates of the Adviser if approved by the Fund’s Board, subject to the rules and regulations of the SEC.

17.

a.

In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations to the Fund, the Adviser and any partner, director, officer or employee of the Adviser, or any of their affiliates, executors, heirs, assigns, successors or other legal representatives, will not be liable for any error of judgment, mistake of law or for any act or omission by the person in connection with the performance of services to the Fund, except as may otherwise be provided under provisions of applicable state law or Federal securities law which cannot be waived or modified hereby.

b.

The Fund shall indemnify, to the fullest extent permitted by law, the Adviser, or any partners, directors, officers or employees of the Adviser and their respective affiliates, executors, heirs, assigns, successors or other legal representatives, against any liability or expense to which the person may be liable that arises in connection with the performance of services to the Fund, so long as the liability or expense is not incurred by reason of the person’s willful misfeasance, bad faith, gross negligence or reckless disregard of its duties to the Fund. The rights of indemnification provided under this Section shall not be construed so as to provide for indemnification of any aforementioned persons for any losses (including any liability under Federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section to the fullest extent permitted by law.

c.

The Adviser shall indemnify, to the fullest extent permitted by law, the Fund and all controlling persons of the Fund (as described in Section 15 of the Securities Act of 1933, as amended), against any liability or expense to which the person may be liable that arises in connection with the performance of services to the Adviser, so long as the liability or expense is not incurred by reason of the person’s willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations to the Adviser. The rights of indemnification provided under this Section shall not be construed so as to provide for indemnification of any aforementioned persons for any losses (including any liability under Federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section to the fullest extent permitted by law.

18.

The services of the Adviser to the Fund are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services to the Fund are not impaired thereby. The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

19.

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of the Agreement shall be effective until approved in the manner required by the 1940 Act.

20.

This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. No provision of this Agreement is intended to conflict with any applicable law. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

21.

This Agreement does not, and is not intended to, create any third-party beneficiary or otherwise confer any rights, privileges, claims or remedies upon any shareholder or other person other than the parties and their respective successors and permitted assigns.

22.

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York without regard to conflicts of laws principles. Any legal suit, action or proceeding related to, arising out of or concerning this Agreement shall be brought only in the U.S. District Court for the Southern District of New York, or if such action may not be brought in that court, then such action shall be brought in the Supreme Court of the State of New York sitting in New York County (including its appellate division) (the “Designated Courts”). Each party (a) consents to jurisdiction in the Designated Courts; (b) waives any objection to venue in either Designated Court; and (c) waives any objection that either Designated Court is an inconvenient forum. For any action commenced in the Supreme Court of the State of New York, application shall be submitted to the Commercial Division.

23.

Subject to the proviso of the first sentence of Section 8 of this Agreement, the Adviser shall not be liable for any losses caused directly or indirectly by circumstances beyond the Adviser’s reasonable control, including, without limitation, government restrictions, exchange or market rulings, suspensions of trading, acts of civil or military authority, national emergencies, riots, terrorism, war, or such other event of similar nature, labor difficulties, non-performance by a third party not hired or otherwise selected by the Adviser to provide services in connection with this Agreement, natural disaster, casualty, elements of nature, fires, earthquakes, floods, or other catastrophes, acts of God, mechanical breakdowns, or malfunctions, failure or disruption of utilities, communications, computer or information technology (including, without limitation, hardware or software), internet, firewalls, encryptions systems, security devices, or power supply.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized.

NORTH HAVEN PRIVATE ASSETS FUND

By:	/s/ Neha Markle
Name:	Neha Markle
Title:	Chief Executive Officer

MORGAN STANLEY AIP GP LP

By:	/s/ Chris Wasilewski
Name:	Chris Wasilewski
Title:	Executive Director

Schedule A

Effective Date: The date the Fund commences investment operations.

Advisory Fee

Annual rate of 1.25% based on the value of the Fund’s net assets less cash and Cash Equivalents calculated and accrued monthly as of the last business day of each month, and payable in arrears within five (5) business days after the completion of the Fund’s net asset value computation for the quarter.

For purposes of calculating the Advisory Fee, “Cash Equivalents” means any short-term investment securities with maturity periods of 90 days or less, including, for example, bank certificates of deposit, banker’s acceptances, digitized fixed or tethered currency assets, Treasury bills, and commercial paper. For the avoidance of doubt, Cash Equivalents do not include investments in money market funds.

Incentive Fee

At the end of each calendar quarter (and at certain other times), the Adviser (or, to the extent permitted by applicable law, an affiliate of the Adviser) will be entitled to receive an Incentive Fee equal to 12.5% of the excess, if any, of (i) the Net Profits (as defined below) of the Fund for the relevant period over (ii) the then balance, if any, of the sum of the Hurdle Amount (as defined below) and the Loss Recovery Account (as defined below) (the “Incentive Fee”), payable quarterly in arrears as promptly as possible after the last day of each quarter following the completion of the Fund’s net asset value computation for such quarter end.

Specifically, the Adviser will be entitled to receive an Incentive Fee in an amount equal to:

•

First, if the Net Profits for the applicable period exceeds the sum of the Hurdle Amount for that period and the Loss Recovery Account (any such excess, “Excess Profits”), 100% of such Excess Profits until the total amount allocated to the Manager equals 12.5% of the sum of (x) the Hurdle Amount for that period and (y) any amount allocated to the Manager pursuant to this clause (any such amount, the “Catch-Up”); and

•	Second, to the extent there are remaining Excess Profits, 12.5% of such remaining Excess Profits.

“Net Profits” shall mean the amount by which (i) the sum of (A) the net asset value of the Fund as of the end of such month, (B) the aggregate repurchase price of all shares repurchased by the Fund during such month and (C) the amount of dividends and other distributions paid in respect of the Fund during such month and not reinvested in additional shares through the dividend reinvestment plan (the “DRIP”) exceeds (ii) the sum of (X) the net asset value of the Fund as of the beginning of such month and (Y) the aggregate issue price of shares of the Fund issued during such month (excluding any shares of such class issued in connection with the reinvestment through the DRIP of dividends paid, or other distributions made, by the Fund through the DRIP).

“Hurdle Amount” means, for any month, that amount that results in a 5% annualized rate of return on the net asset value of the Fund as of the beginning of the month and the aggregate issue price of shares of the Fund issued during such month, taking into account:

i.	the timing and amount of all distributions accrued or paid (without duplication) on all shares of the Fund minus Fund expenses (excluding Distribution and Servicing Fees); and

ii.	all issuances of shares of the Fund over the period.

The ending net asset value of shares of the Fund used in calculating total return will be calculated before giving effect to any allocation/accrual to the Incentive Fee and applicable expenses for the Distribution and Servicing Fees. For the avoidance of doubt, the calculation of the Hurdle Amount for any period will exclude any shares of the Fund repurchased during such period.

Except as described in Loss Recovery Account below, any amount by which Net Profits falls below the Hurdle Amount will not be carried forward to subsequent periods.

“Loss Recovery Account” means a memorandum account maintained by the Fund, which will have an initial balance of zero and will be (i) increased upon the close of each calendar month of the Fund by the amount of the net losses of the Fund for the month, before giving effect to any repurchases or distributions for such month, and (ii) decreased (but not below zero) upon the close of each calendar month by the amount of the net profits of the Fund for the month. For purposes of the Loss Recovery Account, the term “net losses” shall mean the amount by which (i) the sum of (A) the net asset value of the Fund as of the beginning of such month and (B) the aggregate issue price of shares of the Fund issued during such month (excluding any Shares of such class issued in connection with the reinvestment of dividends paid, or other distributions made, by the Fund through the DRIP) exceeds (ii) the sum of (X) the net asset value of the Fund as of the end of such month, (Y) the aggregate repurchase price of all shares repurchased by the Fund during such month and (Z) the amount of dividends and other distributions paid in respect of the Fund during such month and not reinvested in additional shares through the DRIP. Shareholders will benefit from the Loss Recovery Account in proportion to their holdings of Shares. For purposes of the “net losses” calculation, the net asset value shall include unrealized appreciation or depreciation of investments and realized income and gains or losses and expenses (including offering and organizational expenses). Incentive Fees are accrued monthly and paid quarterly. For purposes of calculating Incentive Fees, such accruals are not deducted from net asset value.

For the avoidance of doubt, any change in the net asset value of the Fund directly as a result of subscriptions or repurchases during each measurement period are not included for purposes of the “net profits” or “net losses” calculations.